SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	February 21, 2006
(Date of earliest event reported)	February 14, 2006

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement with an Affiliate of TransCanada Corporation.

On February 14, 2006 we, through our wholly owned subsidiary, Northern Plains Natural Gas Company, LLC, entered into a Purchase and Sale Agreement (the "TransCanada Agreement") with TransCan Northwest Border Ltd., an affiliate of TransCanada Corporation. Pursuant to that Agreement, we agreed to purchase all of the issued and outstanding common stock of Northwest Border Pipeline Company ("Northwest Border"), an affiliate of TransCanada Corporation, that holds a 17.5 percent of the general partner interest in Northern Border Partners, L.P., a publicly traded limited partnership ("NBP"). The consummation of this purchase will increase our ownership of the general partner interest in NBP to 100 percent. The purchase price is $40 million, less $10 million for expenses associated with the transfer of operating responsibility of the Northern Border Pipeline Company to TransCanada, for a net payment of $30 million.

The TransCanada Agreement contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

  continued accuracy of the representations and warranties of the parties in the TransCanada Agreement;
  performance by each party of its obligations under the TransCanada Agreement;
  consummation of the purchase by an affiliate of TransCanada from Northern Border Intermediate Limited Partnership ("NBILP") of a 20% interest in Northern Border Pipeline Company;
  consummation of the acquisition of our gathering and processing, pipelines and storage and natural gas liquids segments by NBP as further described below; and
  absence of any decree, order, injunction or law that prevents the consummation of the transaction or makes the transaction illegal.

Pursuant to the TransCanada Agreement, each party agreed to indemnify the other and their respective officers, directors, employees, agents and affiliates against certain losses resulting from any breach of each party's respective representations or warranties or any breach or non-fulfillment of any of each party's respective covenants or agreements. Certain of these indemnification obligations are subject to a threshold of $300,000, and, in the absence of fraud, a cap equal to $30 million, except that the cap with respect to breach of TransCanada's representations regarding undisclosed liabilities for claims arising during TransCanada's ownership of Northwest Border is equal to $50 million. The remaining indemnification obligations are not subject to those limitations.

We, through our wholly owned subsidiary, Northern Plains Natural Gas Company, LLC, currently own 82.5% of the general partner interest and approximately 500,000 limited partner units in NBP, together representing a combined 2.73 percent ownership interest in NBP.

Contribution Agreement.

On February, 14, 2006 we entered into a Contribution Agreement with NBP and its affiliate NBILP (collectively, the "Northern Border Partnerships") pursuant to which we agreed to transfer to the Northern Border Partnerships our entire gathering and processing segment and our entire pipelines and storage segment in exchange for approximately 36.5 million units representing limited partnership interests in NBP. The limited partner units and the related general partner interest contribution are valued at approximately $1.65 billion, subject to adjustment. The actual number of units issued was determined by using the average closing price of the NBP common units for the 20 trading days prior to signing of the Agreement.

The limited partner units we will receive from NBP will be a newly created Class B unit which will have limited voting rights and will be subordinated to the common units with respect to payment of minimum quarterly distributions. Distributions on the Class B units will be prorated from the date of issuance.

NBP is required to hold a special election for holders of common units as soon as practicable, and in any event within 12 months of issuing the Class B units, to approve the conversion of the Class B units into common units and to approve certain amendments to the NBP partnership agreement. The proposed amendments grant voting rights for common units held by the general partner if a vote is held to remove the general partner and require fair market value compensation for the general partner interest if the general partner is removed. If the common unit holders do not approve both the conversion and amendments within 12 months of the issuance of the Class B units, then the amount payable on such Class B units would increase to 115 percent of the distributions payable with respect to the common units and the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved. If the common unit holders vote to remove us or our affiliates as the general partner of NBP at any time prior to the approval of the conversion and amendment described above, the amount payable on such Class B units would increase to 125 percent of the distributions payable with respect to the common units and the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved.

The Contribution Agreement contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

  continued accuracy of the representations and warranties of the parties in the Contribution Agreement;
  performance by each party of its obligations under the Contribution Agreement;
  consummation of the purchase by an affiliate of TransCanada from NBILP of a 20% interest in Northern Border Pipeline Company;
  consummation of the TransCanada Agreement described above and the NPB Purchase and Sale Agreement described below;
  amendment to certain credit agreements of each party and receipt of a waiver under the indenture relating to Viking Gas Transmission Company, an affiliate of the Northern Border Partnerships; and
  absence of any decree, order or injunction to the effect that the transaction may not be consummated as described in the Contribution Agreement.

Pursuant to the Contribution Agreement, we and the Northern Border Partnerships each agreed to indemnify the other and their respective officers, directors, managers, partners, employees, agents and affiliates against certain losses resulting from any breach of each party's respective representations or warranties or any breach or non-fulfillment of any of each party's respective covenants or agreements. Certain of these indemnification obligations, considered collectively under the Contribution Agreement and under the NBP Purchase and Sale Agreement described below, are subject to minimum claim amounts of $100,000, a deductible of $45 million, and, in the absence of fraud or intentional misrepresentation, a cap equal to $360 million for claims against us and $198 million for claims against the Northern Border Partnerships. The parties' remaining indemnification obligations, including our indemnification obligations with respect to certain retained litigation, are not subject to the limitations described above.

Purchase and Sale Agreement with NBP.

On February, 14, 2006 we entered into a Purchase and Sale Agreement with NBP (the "NBP Purchase and Sale Agreement") pursuant to which we agreed to transfer to NBP our entire natural gas liquids segment in exchange for $1.35 billion in cash, subject to adjustment.

The NBP Purchase and Sale Agreement contains similar conditions to closing as those set forth in the Contribution Agreement described above, except: 1) the consummation of the Contribution Agreement is a condition to closing the NBP Purchase and Sale Agreement, and 2) NBP's obligation to close the NBP Purchase and Sale Agreement is conditioned upon its receipt of proceeds necessary to finance that transaction. The NBP Purchase and Sale Agreement contains similar indemnification provisions as those set forth in the Contribution Agreement described above.

Upon consummation of the Contribution Agreement and NBP Purchase and Sale Agreement, we and certain of our affiliates will enter into a Services Agreement with the Northern Border Partnerships pursuant to which we and our affiliates will provide the Northern Border Partnerships and their subsidiaries at least the type and amount of services that we provide to our affiliates, including any services necessary for Northern Plains Natural Gas Company, LLC and NBP Services, LLC to continue to perform their obligations under currently existing operating agreements and services required to be provided pursuant to the partnership agreements of the Northern Border Partnerships. The costs for these services will be allocated and billed monthly in a manner consistent with the method of allocation of such costs among us and our affiliates and consistent with applicable law, including the requirements of the Federal Energy Regulatory Commission. The Services Agreement will supersede and replace the currently existing Administrative Services Agreement among NBP Services, LLC and the Northern Border Partnerships.

Concurrently with the transactions described above, NBILP will sell to TC PipeLines Intermediate Limited Partnership ("TCILP"), a publicly traded partnership affiliated with TransCanada, a 20 percent interest in Northern Border Pipeline Company for approximately $300 million. The price of the 20 percent interest, along with the related share of Northern Border Pipeline's outstanding debt, totals $420 million. All cash distributions paid by Northern Border Pipeline in 2006 will be split equally between NBILP and TCILP. Following completion of the sale, NBILP and TCILP will each own a 50 percent interest in the pipeline, with an affiliate of TransCanada becoming operator of the pipeline in April 2007.

Closing of each of the transactions described above is subject to regulatory approvals and other conditions, including antitrust clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act and is expected to be completed by approximately April 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	February 21, 2006	By:	/s/ Jim Kneale
Jim Kneale Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)